Exhibit 12.2

First BanCorp

Computation of Ratio of Earnings to Fixed Charges and Preference Dividends

Year Ended December 31, 2012
Including Interest on Deposits
Earnings:
Pre-tax income from continuing operations	$35,714
Plus:
Fixed Charges (excluding capitalized interest)	179,788

Total earnings	$215,502

Fixed Charges:
Interest expensed and capitalized	$176,560
Amortized premiums, discounts, and capitalized expenses related to indebtedness	3
An estimate of the interest component within rental expense	3,225

Total fixed charges before preferred dividends	179,788

Ratio of pre tax income to net income	1.20

Total fixed charges and preferred stock dividends	$179,788

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	1.20
Excluding Interest on Deposits
Earnings:
Pre-tax income from continuing operations	$35,714
Plus:
Fixed Charges (excluding capitalized interest)	51,529

Total earnings	$87,243

Fixed Charges:
Interest expensed and capitalized	$48,301
Amortized premiums, discounts, and capitalized expenses related to indebtedness	3
An estimate of the interest component within rental expense	3,225

Total Fixed Charges before preferred dividends	51,529

Ratio of pre tax income to net income	1.200

Total fixed charges and preferred stock dividends	$51,529

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	1.69